Aradigm Corporation Applies to Transfer Listing to Nasdaq Capital Market

HAYWARD, CA -- 04/24/2006 -- Aradigm Corporation (NASDAQ: ARDM) announced today its intent to move trading of its common stock from the Nasdaq National Market to the Nasdaq Capital Market, previously known as the Nasdaq Small Cap Market, pending a review and approval of its application by the Nasdaq Listing Qualifications Panel. This transfer will likely be effective during the first week in May 2006 with the stock continuing to trade under the present symbol "ARDM."

"This is a transfer from one market to another and does not constitute a delisting. With this move to the Nasdaq Capital Market, there will be no interruption in the ability of our shareholders to purchase or sell shares on the open market and Aradigm can maintain trading on this well-established market," said Bryan Lawlis, Ph.D. President and Chief Executive Officer of Aradigm.

Added Dr. Lawlis: "We continue to make progress on our business milestones, improving our cost structures and developing our clinical-stage partnerships. At the same time, we are actively working to have this progress recognized in our market cap, and thus allowing our return to the Nasdaq National Market."

Aradigm combines its non-invasive delivery systems with novel formulations to create products that enable patients to comfortably self-administer biopharmaceuticals and small molecule drugs. The company's advanced AERx® pulmonary and Intraject® needle-free delivery technologies offer rapid delivery solutions for liquid drug formulations. Current development programs and priorities focus on the development of specific products, including partnered and self-initiated programs in the areas of respiratory conditions, neurological disorders, heart disorders, and smoking cessation. In addition, Aradigm and its partner, Novo Nordisk, are in Phase 3 clinical trials of the AERx Diabetes Management System for the treatment of Type 1 and Type 2 diabetes. More information about Aradigm can be found at www.aradigm.com.

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including clinical results, the timely availability and acceptance of new products, the impact of competitive products and pricing, the availability of funding from partners or capital markets, and the management of growth, as well as the other risks detailed from time to time in Aradigm Corporation's Securities and Exchange Commission (SEC) Filings, including the company's Annual Report on Form 10-K, and quarterly reports on Form 10-Q.

Aradigm, AERx and Intraject are registered trademarks of Aradigm.

Contact:
Christopher Keenan
Aradigm
(510) 265-9370